Exhibit 99.1
XO Holdings Reports Third Quarter 2009 Financial Results
HERNDON, VA — November 9, 2009 — XO Holdings, Inc. (OTCBB: XOHO) today announced its third quarter 2009 financial and operational results, reporting a year-over-year increase in revenue, adjusted EBITDA (a non-GAAP financial measure) and net income.
Adjusted EBITDA was $44.1 million in the third quarter of 2009, an increase of $0.8 million compared to the same period last year. Net income in the third quarter of 2009 was $19.0 million, an increase of $42.3 million compared to the $23.3 million net loss reported for the same period last year. The company’s net income for the third quarter of 2009 principally resulted from gains of approximately $16.3 million from the sale of marketable securities.
Total revenue for the third quarter of 2009 was $382.0 million, an increase of $8.1 million, or 2.2%, compared to the same period last year. Compared to the second quarter 2009, total revenue decreased by $3.6 million. This decline primarily resulted from actions undertaken by XO to increase the margins in our wholesale Long Distance products. XO incorporated new suppliers into our network, optimized our routing and changed prices, including increases and decreases, all resulting in a net reduction in long distance revenues and an increase in absolute margins.
“With ongoing emphasis on expanding our broadband products within key market segments, we continue to make progress toward reaching XO’s goals for 2009,” said Carl Grivner, Chief Executive Officer of XO. “We believe the company is well-positioned to end the financial year on a strong note and carry that momentum into the year ahead.”
Third Quarter 2009 Financial Results

				% Change
				Q3 2009 —
($’s in millions)	Q3 2009	Q2 2009	Q3 2008	Q3 2008
Revenue	$382.0	$385.6	$373.9	2.2%
Adjusted EBITDA (1)	$44.1	$37.1	$43.3	1.8%
Adjusted EBITDA % (2)	11.5%	9.6%	11.6%	-0.4%
Net Income (Loss) (3)	$19.0	$(6.0)	$(23.3)	181.6%
Capital Expenditures	$57.2	$51.4	$56.5	1.2%

(1)	Adjusted EBITDA is a Non-GAAP financial measure. See the footnote discussion accompanying the financial statements.

(2)	Adjusted EBITDA % is adjusted EBITDA divided by revenue. See the footnote discussion accompanying the financial statements.

(3)	The company’s net income for the third quarter of 2009 principally resulted from gains of approximately $16.3 million from the sale of marketable securities.
Core Services
In the third quarter of 2009, the company’s core offerings generated $269.1 million in revenue, an increase of $17.9 million, or 7.1%, from the same period last year. This revenue growth is partially offset by the continued and expected decline in XO’s traditional Legacy/TDM services, which decreased $9.8 million, or 8.0%, compared to the same period last year as well as the impact of the previously mentioned actions taken to increase the margins in our wholesale Long Distance products.

Third Quarter 2009 Service Revenue

				% Change Q3
($’s in millions)	Q3 2009	Q2 2009	Q3 2008	2009 — Q3 2008
Core Broadband (1)	$199.9	$195.4	$173.4	15.3%
Core Integrated Voice	$69.2	$74.5	$77.8	-11.1%
Core Total	$269.1	$269.9	$251.2	7.1%
Legacy TDM Services	$112.9	$115.7	$122.7	-8.0%
Total Revenue	$382.0	$385.6	$373.9	2.2%

(1)	Formerly reported as “Core Data and IP Services”
Third Quarter Network and Operations Highlights
XO’s results for the third quarter of 2009 are driven by the company’s continued focus on its best-in-class broadband offerings and customer-centric approach. During the quarter, XO’s Business Services and Carrier business units implemented several product and network upgrades, reached high-growth industry segments and equipped customers with a broad range of innovative broadband solutions.
During the third quarter of 2009, XO Business Services focused on enhancing its product set and overall reach. It expanded its domestic and international MPLS IP-VPN capabilities via two partner agreements, thereby ensuring XO coverage in all 50 states and 22 countries on five continents. Additionally, XO launched several enhancements to its business VoIP offerings to simplify and streamline communications for multi-location enterprises. The upgrades included expanded nationwide coverage, innovative business continuity features, as well as a greater range of interoperable IP-PBX platforms and SIP deployments.
From a wholesale standpoint, XO Carrier launched Ethernet Everywhere, a service availability guarantee ensuring its carrier customers can obtain Ethernet service anywhere within XO’s coverage area. This service guarantee is the first of its kind by any nationwide service provider. XO also completed its third major nationwide network capacity upgrade by deploying Infinera’s ILS2 line system. This long-haul expansion more than doubles XO’s inter-city transport network capacity and addresses wholesale customers’ continuing demand for high-bandwidth transport options.
Finally, XO continued to receive national accolades for its innovative information technology strategy. XO was ranked #14 on the InformationWeek 500, an annual listing of the nation’s most innovative users of business technology. Specifically, XO was recognized for its groundbreaking workforce mobility initiative. The program integrated XO’s customer service, network and provisioning functions into one, easily-accessible mobile interface thereby improving customer care response capabilities and streamlining operations.
Corporate Highlights
Our primary capital needs are to finance the cost of operations, to acquire capital assets in support of our operations, to fund the redemption of our Class A preferred stock and to take advantage of opportunities to enhance our competitive position. We believe that to remain competitive with much larger telecom and cable companies, we will require significant and additional capital expenditures to enhance and operate our fiber network. We believe that cash on hand and operating cash flow will be sufficient to finance our operational cash needs. However, in order to maintain our competitive position, we intend to raise additional cash and continue to explore various alternatives to obtain additional capital. We continue to believe that these alternatives should not include an issuance of high yield debt because such an issuance would be deleterious to XOH for the following reasons: 1) the high cost of such debt will negatively affect our ability to compete in the current highly competitive telecommunications environment and 2) the unduly burdensome restrictive covenants associated with such debt would impair our ability to pursue potential strategic investments and to take advantage of other opportunities which may be necessary for us to compete in such environment. We believe that certain opportunities exist today in the highly competitive CLEC industry that may not recur such as, but not limited to, the acquisition of other CLECs. For all the above reasons, we intend to seek to raise appropriate levels of capital in the near future.
On July 9, 2009, XO received a letter from ACF Industries Holding Corp. (“ACF Holding”), an entity wholly owned by Carl Icahn, the Chairman of the company’s Board of Directors, which owns the majority of the company’s common stock. The letter contained a non-binding proposal from ACF Holding to acquire all of the company’s outstanding common shares which ACF Holding does not own, for consideration in the form of cash of $0.55 net per share.
As reported in our recent 8-K filing, on September 28, 2009 the special committee of the Board of Directors of XO Holdings, Inc. announced that it has “unanimously concluded that the proposal of ACF Industries Holding Corp., an affiliate of Carl C. Icahn and holder of a majority of the shares of XO Holdings’ common stock, to purchase all of the shares of XO Holdings’ common stock not currently held by ACF at a price of $0.55 per share substantially undervalues the company, and, therefore, the special committee does not support the proposal.” The special committee communicated to Mr. Icahn that it would consider a proposal that recognizes the full value of the company and reflects the significant benefits that would accrue to ACF as a result of full ownership. On October 23, 2009, ACF sent a letter to the special committee pursuant to which ACF made a non-binding proposal to increase its previously outstanding offer to acquire all of the outstanding shares which it does not own, to an aggregate of $0.80 net per share in cash. The offer made on October 23, 2009 expired on October 26, 2009 at 6:00 pm (EST). The Chairman and other related parties filed Amendment no. 22 to Schedule 13D on November 9, 2009. Such amendment stated: “In the period following October 26, 2009, the stated termination date of ACF Holding’s $0.80 per share offer, representatives of ACF Holding continued to discuss the matter with members of the Special Committee and its advisors... Representatives of ACF Holding pointed out that the CLEC industry faced difficult times ahead and that ACF Holding believed that its offer of $0.80 per share was fair, especially in light of the fact that it required a majority of the minority stockholders to vote for it in order to become effective. Representatives of ACF Holding also pointed out that ACF Holding had raised its proposed merger price from $0.55 to $0.80 per share without receiving a counteroffer. They also stated that the initial offer was made when the market price for the Shares was under $0.30 per share. In light of all the above facts, ACF Holding is now terminating its offer.”
About XO Holdings
XO Holdings, Inc. (OTCBB: XOHO) is the holding company of XO Communications, LLC (XOC).
XOC is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network and extensive local metro networks and broadband wireless facilities, XOC offers customers a broad range of managed voice, data and IP services in 75 metropolitan markets across the United States. For more information, visit www.xo.com.
XO, XOptions, XOptions Flex and all related marks are either registered trademarks or trademarks of XO Communications in the United States and/or other countries.
Cautionary Language Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing our ability to remain an industry leader, grow our broadband products within key market segments, progress in meeting our goals for 2009, enhance our communications solutions, broaden our customer reach, grow our revenues, expand our market share, continue to deliver a broad range of high-capacity network services and mid-band Ethernet services, pursue growth opportunities, meet the growing demand for high-speed Internet access services, scale to multi-terabit capable router nodes and generate funds from operations or from future financing sufficient to fund our business plan and repay our scheduled obligations. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of XOC may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law.
This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial statements.
Accompanying financial statements located at http://www.xo.com/about/Pages/investor.aspx
Contact:
Courtney Harper/Cassidy Neveux/Charlotte Walker
Reputation Partners (for XO Communications)
T: 312-819-5722

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:	$382,000	$373,925	$1,145,448	$1,102,444

Cost of service (exclusive of depreciation and amortization)	217,712	210,925	667,281	652,540
Selling, general and administrative (1)	120,331	119,964	369,418	375,531
Depreciation and amortization	43,288	47,847	129,593	140,515
Impairment of LMDS Licenses	—	—	8,282	—
Loss (gain) on disposal of assets	912	796	4,989	(37)

Total costs and expenses	382,243	379,532	1,179,563	1,168,549
Loss from operations	(243)	(5,607)	(34,115)	(66,105)

Investment gain (loss), net	16,271	(15,408)	34,291	(11,302)
Interest income	3,246	1,851	10,707	3,528
Other income	—	3	—	255
Interest expense, net	310	(3,871)	(951)	(22,135)

Net income (loss) before income taxes	19,584	(23,032)	9,932	(95,759)

Income tax expense	(552)	(299)	(1,362)	(983)

Net income (loss)	19,032	(23,331)	8,570	(96,742)
Preferred stock accretion	(19,942)	(15,021)	(59,325)	(22,478)

Net income (loss) allocable to common shareholders	$(910)	$(38,352)	$(50,755)	$(119,220)

Net income (loss) allocable to common shareholders per common share, basic	$(0.00)	$(0.21)	$(0.28)	$(0.65)

Weighted average shares, basic	182,075	182,075	182,075	182,075

Total adjusted EBITDA (2)	$44,085	$43,325	$109,298	$75,558

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	September 30,	December 31,
	2009	2008
	(Unaudited)
Cash and cash equivalents	$263,276	$256,747
Marketable and other securities	84,728	117,148
Accounts receivable, net	169,590	152,622
Other current assets	49,145	41,200
Property and equipment, net	741,597	724,404
Broadband wireless licenses and other intangibles, net	45,233	53,515
Prepaid expenses and other assets, net	54,831	30,348

Total assets	$1,408,400	$1,375,984

Accounts payable and other current liabilities	$299,656	$314,903
Other long-term liabilities	111,274	84,930
Class A convertible preferred stock	251,216	259,948
Class B convertible preferred stock	604,363	573,795
Class C perpetual preferred stock	217,983	200,877
Total stockholders’ deficit	(76,092)	(58,469)

Total liabilities, preferred stock and stockholders’ deficit	$1,408,400	$1,375,984

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) before income taxes	$19,584	$(5,476)	$(23,032)	$9,932	$(95,759)
Depreciation and amortization	43,288	42,910	47,847	129,593	140,515
Loss (gain) on disposal of assets	912	2,562	796	4,989	(37)
Impairment of LMDS licenses	—	8,282	—	8,282	—
Investment (gain) loss, net	(16,271)	(8,262)	15,408	(34,291)	11,302
Interest (income) expense, net	(3,556)	(3,079)	2,020	(9,756)	18,607
Other income	—	—	(3)	—	(255)

EBITDA	43,957	36,937	43,036	108,749	74,373
Stock-based compensation	128	167	289	549	1,185

Adjusted EBITDA (2)	$44,085	$37,104	$43,325	$109,298	$75,558

(1)	In the fourth quarter of 2008, the Company determined that during each period between 2004 and the third quarter of 2008, it had incorrectly calculated the net present value for its underutilized operating leases. As a result, the Company’s underutilized operating lease liability was understated by $9.3 million as of September 30, 2008 and the net loss was understated by an immaterial amount for the three months ended September 30, 2008 and was understated by $0.8 million for the nine months ended September 30, 2008. In addition, the Company recorded an immaterial prior period adjustment in December 2008.

(2)	Adjusted EBITDA is defined as net income or loss before depreciation, amortization, (gain)/loss on disposal of assets, impairment of assets, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings.